EXHIBIT 99.1

AmpliTech to Launch MMIC Semiconductor Chip Design Center in Texas to Complete

Development of State-of-the-Art Signal Amplifier ‘Systems on a Chip’

Bohemia, NY, October 4, 2021 -- AmpliTech Group, Inc. (Nasdaq: AMPG), a designer, developer and manufacturer of state-of-the-art signal-processing components for satellite and 5G communications networks, defense, space, and other commercial applications, today announced plans to open a MMIC chip design center in Texas and has highly-experienced MMIC design professionals on its team. AmpliTech expects the facility to be fully operational by year-end 2021.

MMICs, or monolithic microwave integrated circuits, are semiconductor chips used in high frequency communications applications such as signal amplifiers and filters for mobile phones or satellites. They combine transistors and passive devices, such as resistors and capacitors, on the same chip and may be analog only, or mixed mode analog and digital. MMICs are widely desired for power amplification solutions to service emerging technologies such as satellite payloads, phased array antennas, and quantum computing. The reason for this shift in MMIC usage is that MMICs carry a smaller footprint enabling them to be incorporated in a broader array of systems, while also reducing costs by eliminating the need for connectors and skilled labor. In mission critical applications such as satellite communications, it is crucial that amplification components exhibit extremely low noise interference to maintain a reliable signal while minimizing data corruption. AmpliTech’s low noise amplifiers deliver the lowest noise performance in the industry, at a consistent rate across frequencies, making communications systems efficient and reliable. By coalescing its first-rate amplification solutions into its MMIC product line, AmpliTech believes it will be able to provide immense value to its customers. To protect its unique designs and processes, AmpliTech is working to secure patents for key elements of its MMIC designs and technology.

Over the past several months, AmpliTech started to implement several of its proprietary amplifier designs into MMIC components. The team’s success, along with future development needs and opportunities, have made it clear that AmpliTech’s long term growth and profitability would be best served by bringing its MMIC development efforts fully in house. This strategic priority paved the way for the creation and launching of the design center, which will be owned by AmpliTech.

Fawad Maqbool, CEO, commented, “The formation of the MMIC Design Center illustrates AmpliTech’s continued focus on innovation and technology leadership, as well as our risk- and cost-management disciplines. We are building our company to meet the substantial demand we see for best-of-breed, low noise amplifiers and other technologies across satellite communications, 5G/telecommunications, defense, aerospace, and other markets. Furthermore, we are confident that the capabilities, cost, form factor, flexibility and scalability of MMIC-based products will be very well received across our end markets.

“The global telecom, satcom, and broader technology industry are planning huge investments to build out 5G connectivity that meets the true goal of 1 gigabit per second data transfer and for the launch of tens of thousands of additional Low Earth Orbit or other satellites to support global data growth in the sky.

“Through our MMIC initiative, we are working to position AmpliTech as a key provider of signal amplification solutions that will enable communications networks to accomplish more at a lower cost. With our world-class MMIC designs, we endeavor to meet each customer’s specific needs with highly performant, cost-effective, and smaller form factor solutions with lower current consumption and better noise figures than current offerings. Our MMIC Design Center will also complement AmpliTech’s ongoing new product R&D efforts by providing a pathway for translating them into higher volume MMIC solutions.”

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About AmpliTech Group, Inc. (www.AmpliTechinc.com)

AmpliTech Group, Inc. designs, develops, and manufactures state-of-the-art radio frequency (RF) components for global satellite communications, telecom (5G & IoT), space, defense, and quantum computing markets as well as systems and component design consulting services. AmpliTech has a 13+ year track record of developing high performance, custom solutions to meet the unique needs of some of the largest companies in the global industries we serve. We are proud of the unique skills, experience and dedication of our focused team which enables us to deliver superior solutions, faster time to market, competitive pricing and excellent customer satisfaction and repeat business.

Safe Harbor Statement

This release contains statements that constitute forward-looking statements. These statements appear in several places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s ability to execute its business plan as anticipated; (ii) trends affecting the Company’s financial condition or results of operations; (iii) the Company’s growth strategy and operating strategy. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements because of various factors. Other risks are identified and described in more detail in the “Risk Factors” section of the Company’s filings with the SEC, all of which are available on our website. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements, except as required by applicable law.

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Company Contact:	Investor Contact
Shan Sawant, Director of Communications	David Collins or William Jones
AmpliTech Group, Inc.	Catalyst IR
shan@amplitech.com	ampg@catalyst-ir.com
646-546-7128	212-924-9800

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